Exhibit 10.2

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into by and among Anthony Y. Sun, M.D. (“Executive”), Zentalis Pharmaceuticals, Inc. (“Parent”) and Zeno Management, Inc. (the “Zeno Management,” and together with Parent, the “Company”), effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive is a party to that certain Second Amended and Restated Employment Agreement effective as of October 1, 2020, with the Company (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will terminate effective as of May 10, 2022 (the “Separation Date”); and

WHEREAS, Executive acknowledges that, but for his agreement to execute this Agreement, he would not be eligible for the Separation Benefits (as defined below) set forth in this Agreement.

NOW THEREFORE, in consideration of, and subject to, the consideration set forth herein, including the Separation Benefits described in Section 3 below, the adequacy of which is hereby acknowledged by the parties hereto, and which Separation Benefits Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

AGREEMENT

1. Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive, and (b) expiration of the revocation period applicable under Section 4(d) below without Executive having given notice of revocation as provided therein. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless the Effective Date occurs on or before the date that is fifty-five (55) days following the Separation Date, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.

2. Termination of Employment.

a. The Separation Date will be the termination date of Executive’s employment with the Company and all of its subsidiaries for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as otherwise provided in this Agreement. Executive hereby confirms his termination from all positions he holds with the Company and any of its subsidiaries, including his position as Chief Executive Officer and as a member of the boards of directors of Parent, Zeno Management and their subsidiaries, effective as of the Separation Date; provided, however, that notwithstanding the foregoing, Executive will continue to serve as Chief Executive Officer of Zentera Therapeutics (“Zentera”). In accordance with applicable law, on the Company’s next regular pay date following the Separation Date, the Company will issue to Executive his final paycheck, reflecting his earned but unpaid base salary through the Separation Date Executive does not have any accrued, unused vacation pay as of the Separation Date.

b. The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than twenty-one (21) days after the Separation Date.

c. Subject to Section 3(b) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Separation Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.

3. Separation Benefits. In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s material compliance with Section 7, including Section 7(f) regarding the return of Company property, the Company agrees to provide Executive with the following Separation benefits (the “Separation Benefits”):

a. A lump-sum cash severance payment of $1,184,455 (representing the sum of (i) eighteen (18) months’ base salary based on the base salary rate in effect on the Separation Date ($1,040,753), plus (ii) Executive’s prorated target bonus for the portion of the calendar year that has expired prior to the Separation Date ($143,702), payable in a lump-sum sixty (60) days following the Separation Date.

b. For the period beginning on the Separation Date and ending on the date which is eighteen (18) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires or the date Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment) (such period, the “COBRA Coverage Period”), if Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to (i) the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (calculated by reference to the premium as of the Separation Date) less (ii) the amount Executive would have had to pay to receive group health coverage for Executive and his covered dependents based on the cost sharing levels in effect on the Separation Date. Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment.

c. (i) Pursuant to that certain Restricted Stock Agreement effective as of April 2, 2020, between Parent and Executive (the “Restricted Stock Agreement”), Executive was issued an aggregate of 195,201 shares of the common stock of Parent, of which 65,067 shares remain unvested and subject to forfeiture as of the Separation Date (the “Unvested Shares”), as listed on Exhibit A. Absent the occurrence of the Effective Date, on the Separation Date, all of the Unvested Shares would be forfeited in accordance with the terms of the Restricted Stock Agreement. Subject to the occurrence of the Effective Date, all of the Unvested Shares will continue to vest in accordance with the vesting schedule set forth in the Restricted Stock Agreement notwithstanding Executive’s termination of employment (or, if earlier, upon the occurrence of a Change in Control (as such term is defined in Parent’s 2021 Incentive Award Plan (the “2021 Plan”) following the Effective Date), and therefore shall remain subject to all terms provided in the Restricted Stock Agreement except as specifically modified herein.

(ii) Executive acknowledges that, as of the Separation Date, he holds an aggregate of 749,569 stock options (the “Options”) granted to him by Parent, as listed on Exhibit A attached hereto. As of the Separation Date, 303,626 of Executive’s outstanding Options are vested and 445,943 of Executive’s outstanding Options are unvested (“Unvested Options”). Executive’s vested Options shall remain subject to the terms of the stock option agreements pursuant to which such Options were granted. Notwithstanding the foregoing, subject to the occurrence of the Effective Date, all of the Unvested Options will continue to vest, and therefore shall also remain subject to the terms of the stock option agreements pursuant to which such Options were granted except as specifically modified herein, in accordance with the existing vesting schedule(s) set forth in the applicable stock option agreement(s) pursuant to which such Unvested Options were granted notwithstanding Executive’s termination of employment (or, if earlier, upon the occurrence of a Change in Control following the Effective Date); provided, that any Options that are scheduled to vest on or following the date that is thirty-six (36) months following the Separation Date in accordance with such existing vesting schedule(s) will vest on February 11, 2025; provided, further, that Executive shall be able to exercise any vested Options until the date that is thirty-six (36) months following the Separation Date.

(iii) Executive acknowledges that, as of the Separation Date, he holds an aggregate of 83,243 restricted stock units (the “RSUs”) granted to him by Parent, as listed on Exhibit A attached hereto. Subject to the occurrence of the Effective Date, all of the RSUs will continue to vest in accordance with the existing vesting schedule(s) set forth in the applicable RSU agreement(s) pursuant to which such RSUs were granted notwithstanding Executive’s termination of employment (or, if earlier, upon the occurrence of a Change in Control following the Effective Date); provided, that any RSUs that are scheduled to vest on or following February 11, 2023 in accordance with such existing vesting schedule(s) will vest on such date. For the sake of clarity, except as specifically modified herein, (a) the RSUs shall remain subject to the terms of the applicable RSU agreement(s) and (b) any Shares held by Executive as a result of the settlement of RSUs shall not be subject to forfeiture or cancellation.

(iv) The parties acknowledge and agree that Executive continues to hold equity in Zentera and Parent, and that this Agreement, and the occurrence of the Separation Date, shall have no effect on such Zentera equity nor the Parent equity (other than the Unvested Shares, Options and RSUs), which shall continue to be governed by the terms of the agreements pursuant to which such Zentera equity or Parent equity was issued, except as specifically stated herein or above with respect to the Unvested Shares, Options and RSUs.

The Separation Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the material provisions of this Agreement, in which case Section 7(g) shall apply. Executive understands that Executive will not be entitled to the Separation Benefits under this Agreement if the Effective Date does not occur on or before the date that is fifty-five (55) days following the Separation Date, or in the event Executive materially breaches the terms of this Agreement, provided the Company shall notify Executive of any allegation of breach and provide the Executive a reasonable period of time (not to exceed thirty (30) days) to cure any such alleged breach to the reasonable satisfaction of the Company (if capable of cure, as determined by the Board in good faith). Executive acknowledges that, other than the compensation set forth in Section 2 above paid to him as provided therein and the Separation Benefits set forth in this Section 3, he has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due him as a result of his employment or service with and termination from the Company. No amount herein is subject to reduction or mitigation except as specifically provided for herein.

Executive shall be promptly provided with reimbursement of his reasonable legal fees incurred in the negotiation and finalization of this Agreement upon submission of evidence of same, with the aggregate reimbursement not to exceed $10,000.

4. Release of Known and Unknown Claims By Executive.

a. In exchange for the Separation Benefits set forth in Section 3 above, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company or its affiliates;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law or under any applicable insurance policy and the indemnification agreement between Executive and Parent (the “Indemnification Agreement”), which is attached hereto as Exhibit B, with respect to Executive’s liability as an employee, director or officer of the Company or its affiliates (and Executive will be provided with indemnification against third party claims related to his work for the Company or its affiliates to the extent permitted by applicable law);

(v) Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Executive may have to enforce the Company’s or its affiliates’ executory obligations under this Agreement or any agreement referenced herein;

(vii) Claims Executive may have to vested or earned compensation and benefits;

(viii) Claims Executive may hold as a shareholder; and

(ix) Executive’s right to communicate or cooperate with any government agency.

b. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c. Executive acknowledges that he was provided with this Agreement on May 10, 2022. Executive acknowledges that Executive has been provided more than twenty-one (21) days’ time in which to consider this Agreement after the Company’s delivery of such Agreement to him. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period. Executive acknowledges and agrees that any material or immaterial changes to the Agreement shall not extend the foregoing review period or the deadline for the occurrence of the Effective Date.

d. Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing. Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Agreement must be made in writing and delivered to Debby Silott, Senior Director, Human Resources of the Company, within the seven (7) day period.

e. Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

f. Executive further understands that Executive will not be given any Separation Benefits unless the Effective Date occurs on or before the date that is fifty-five (55) days following the Separation Date.

g. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5. Additional Representations and Warranties By Executive. Executive represents that Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement. Executive further represents that, except solely to the extent related to any Retained Claim, Executive will not in the future, file, participate in, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to his execution of this Agreement.

6. Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

7. Confirmation of Continuing Obligations.

a. Proprietary Information and Inventions. Executive hereby expressly reaffirms his obligations, to the extent any such obligations survive termination, under Section 5 of the Employment Agreement, a copy of which is attached to this Agreement as Exhibit C and incorporated herein by reference, and under the Proprietary Information and Inventions Agreement between Executive and the Company (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit D and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date.

b. Solicitation of Employees. For one (1) year following the Separation Date (the “Restricted Period”), Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company or its affiliates to terminate his relationship with the Company or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company or its affiliates to leave the Company or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

c. Solicitation of Consultants. Executive shall not, during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates.

d. Nondisparagement. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, Parent, or their respective board members, officers, employees or businesses. The Company agrees that neither its board members nor officers, nor the board members or officers of Parent, shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Agreement.

e. Cooperation. As a condition of his receipt of the Separation Benefits, Executive agrees that, upon reasonable notice (after taking into account, to the extent reasonably practicable, his other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during Executive’s employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Separation Date, other than matters in which Executive is an adverse party to the Company. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Executive agrees to cooperate with the transition of his job responsibilities following the Separation Date and cooperate in providing information on matters on which he was involved while an employee. Executive shall be reimbursed all out of pocket costs incurred as a result of such cooperation in accordance with the terms and conditions stated in the Company’s reimbursement policies. In the event such cooperation requires more than five (5) hours per month, Executive shall receive a per diem computed as his final salary divided by 365 for each such day his cooperation is required subsequent to the five (5) hour limitation; provided that Executive shall not receive a per diem for any cooperation prior to the date that is eighteen (18) months following the Separation Date.

f. Return of Property. By signing below, Executive represents and warrants that, to the best of his knowledge, he has returned to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, his Company-issued laptop, documents (hard copy or electronic files), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive further represents and warrants that he has not nor will he copy or transfer any Company information, nor will he maintain any Company confidential information after the Separation Date. Executive’s compliance with this Section 7(f) shall be a condition to his receipt of the Separation Benefits; provided, if Executive locates any Company property at any time hereinafter, he will immediately provide such property to the Company and shall not be considered in breach of this Agreement provided he does so. Notwithstanding the foregoing, Executive may retain documents evidencing his terms and conditions of employment and documents regarding his compensation and equity without violation hereto.

g. Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Separation Benefits from Executive in the event of his material and uncured breach of this Section 7 prior to Executive’s receipt of such Separation Benefits.

h. Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

i. Definitions. For purposes of this Section 7, the term “Company” means not only Zeno Management, Inc., but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.

8. References and Press Release. Executive will direct all requests for employment references to either Company’s President & CEO or its Human Resources department. All responses to requests for references shall state only Executive’s title, dates of service, and shall make no further comment. Executive shall be provided the opportunity to review the press release describing the Executive’s departure prior to its formal release, which shall state that Executive resigned, and other relevant truthful information, provided that Parent shall have final authority over any such press release.

9. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in New York, New York, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request at no charge. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

10. Entire Agreement; Modification. This Agreement, together with the Proprietary Information Agreement, the Indemnification Agreement and the other agreements referenced herein, including Section 5 of the Employment Agreement, constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. Except as provided in Section 7 hereof with respect to Section 5 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Agreement and the Employment Agreement shall be terminated and be of no further force or effect. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

11. Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date or any termination of this Agreement.

12. Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

13. Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

14. Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

15. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

16. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

17. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in New York, New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

18. Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

19. Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

20. Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

21. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

22. Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

23. Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder consistent with the foregoing intention. Any reimbursements or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The reimbursements or in-kind benefits provided under this Agreement during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. Executive’s “separation from service” for purposes of Section 409A of the Code shall occur on the Separation Date.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE:

Dated: May 10, 2022	/s/ Anthony Y. Sun
Anthony Y. Sun, M.D.

PARENT:

Dated: May 10, 2022	ZENTALIS PHARMACEUTICALS, INC.

	By:	/s/ Alexis Pinto
Name: Alexis Pinto
Title: Chief Legal Officer

COMPANY:

Dated: May 10, 2022	ZENO MANAGEMENT, INC.

	By:	/s/ Alexis Pinto
Name: Alexis Pinto
Title: Chief Legal Officer

[SIGNATURE PAGE TO RELEASE AGREEMENT]

EXHIBIT A

EQUITY AWARDS

[Attached]

EXHIBIT B

INDEMNIFICATION AGREEMENT

[Attached]

EXHIBIT C

EMPLOYMENT AGREEMENT

[Attached]

EXHIBIT D

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[Attached]